                                                CONFIDENTIAL TREATMENT REQUESTED
                                                FOR PORTIONS OF THIS DOCUMENT

                                                                    EXHIBIT 10.8

                           EXCLUSIVE LICENSE AGREEMENT

     THIS AGREEMENT effective as of this 3rd day of December, 1996, between LUNG RX, Inc., a corporation organized and existing under the laws of the State of Delaware, with its principal place of business at 100 Europa Drive, Suite 599, Chapel Hill, North Carolina 27514 (hereinafter referred to as "LUNG RX") and Pharmacia & Upjohn Company, a corporation organized and existing under the laws of the State of Delaware, with its principal office at 7000 Portage Road, Kalamazoo, Michigan 49001 (hereinafter referred to as "P&U").

     WHEREAS, P&U holds valuable patent rights pertaining to 9-deoxy-13,14-dihydra-2',
a-methano-3-oxa-4,5,6-trinor-3,7-(1',3"-interphenylene)-PGF, and the pharmaceutically acceptable salts and esters thereof (hereinafter referred to as "Compound");

     WHEREAS, P&U is willing to license Compound to a party wishing to develop it; WHEREAS, LUNG RX has the capability and know-how to develop Compound and is desirous of licensing it from P&U;

     WHEREAS, P&U (formerly Upjohn) and Glaxo Wellcome (formerly Wellcome Foundation Limited), entered into a Basic Agreement dated December 14, 1976 (hereinafter referred to as the "Basic Agreement") relating to Compound;

     WHEREAS, P&U and Glaxo Wellcome entered an agreement on 10 February 1993 for the further development of Compound (hereinafter referred to as "Development Agreement"); and

     WHEREAS, Development Agreement has now terminated and LUNG RX wishes to develop Compound, using data and know-how generated under the Development Agreement.


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     NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

                             ARTICLE 1. DEFINITIONS

     As used in this Agreement, the following terms, whether used in the singular or the plural, shall have the following meanings:

     1.1 "Affiliate" means any corporation or non-corporate business entity which controls, is controlled by, or is under common control with a party to this Agreement. A corporation or non-corporate business entity shall be regarded as in control of another corporation if it owns or directly or indirectly controls at least forty percent (40%) of the voting stock of the other corporation, or (a) in the absence of the ownership of at least forty percent (40%) of the voting stock of a corporation, or (b) in the case of a non-corporate business entity, if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or non-corporate business entity, as applicable.

     1.2 "Agreement" means this exclusive license agreement.

     1.3 "Compound" means (a)9-deoxy-13,14-dihydra-2,9a-methano-3-oxa-4, 56-trinor-3,7-(1',3"-interphenylene)-PGF, formerly referred to by the parties as C/A 585 or U-62840, and (b) the pharmaceutically acceptable salts and esters thereof.

     1.4 "Dollars" or "$" means United States dollars.

     1.5 "Effective Date" means the date set forth at the beginning of this Agreement.

     1.6 "Europe" means all countries which are Member States, from time to time of the European Community.

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     1.7 "FDA" means the United States Food and Drug Administration.

     1.8 "IND" means an Investigational New Drug Application or its equivalent.

     1.9 "Know-How" means all data, information, know-how, methods, procedures, and processes and materials, including samples, whether or not patentable, which are possessed by P&U as of the Effective Date of this Agreement and which relates to the manufacture, use or sale of a Compound or a Product, including but not limited to, biological, chemical, biochemical, toxicological, pharmacological, metabolic, formulation, clinical, analytical and stability information and data.

     1.10 "Milestone Country" means any one of the following countries: the United States, the United Kingdom, Japan, France, Italy, Spain, Germany or Canada.

     1.11 "NDA" means a New Drug Application or its equivalent.

     1.12 "Net Sales" with respect to any Product containing a Compound as the sole active ingredient, means the gross sales (i.e., gross invoice prices) of such Product billed by LUNG RX and its sublicensees to Third Party customers, less

         (i) actual credited allowances to such Third Party customers for spoiled, damaged, outdated and returned Product and for retroactive price reductions,

         (ii) the amounts of trade and cash discounts not already credited to such Third Party customers at the time of invoice,

         (iii) all transportation and handling charges, sales taxes, excise taxes, use taxes and import/export duties actually paid, and

         (iv) all other allowances and adjustments actually credited to customers (including, but not limited to rebates paid to Third Party payors), whether during a specific royalty period or not.

                                       3

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     1.13 "Net Sales" with respect to any Product containing one or more active ingredient(s) in addition to a Compound means gross sales of such Product billed by LUNG RX and its sublicensees to Third Party customers, less the allowances, adjustments, reductions, discounts, taxes, duties, rebates, and other charges referred to in Section 1.12 above credited against sales of such Product multiplied by a fraction the numerator of which shall be the manufacturing or acquisition cost of all the active therapeutic ingredients in such Product, including the Compound, such costs to be determined by LUNG RX, or its sublicensees in accordance with such party's customary accounting procedures.

     1.14 "Orphan Indication" means an indication to treat a disease or condition that meets the definition stated in the Orphan Drug Act of 1983, to include primary pulmonary hypertension.

     1.15 "Non-Orphan Indication" means any indication to treat a disease or condition which does not meet the definition stated in the Orphan Drug Act of 1983, to perhaps include secondary pulmonary hypertension, peripheral vascular disease, congestive heart failure and chronic obstructive pulmonary disease.

     1.16 "Patent Rights" means all United States and foreign patents and patent applications listed in Appendix A attached hereto and made a part hereof and any and all patents that may issue from said patent applications and all other patent applications now or hereafter owned by P&U, alone or jointly with LUNG RX which are filed or are entitled to priority or benefit of an application filed prior to the Effective Date and, which claim inventions relating to the Compound, a Product, the preparation of either, or relating to the Know-How, together with any and all patents that have issued or in the future issue therefrom; including any and all reissues, extensions, substitutions, confirmations, registrations, revalidations, renewals,

                                       4

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supplementary protection certificates, additions, continuations, continuations-in-part or divisions of or to any of the aforesaid patent applications and patents.

     1.17 "Phase III Pivotal Trial" means a clinical study of a Product carried out by or under the control of LUNG RX as a Phase III clinical trial which is designed to demonstrate the efficacy of the chronic administration of such Product as a treatment for any disease or condition.

     1.18 "Conclusion of Pivotal Phase III Trial" means sixty (60) days after completion of the treatment of one hundred percent (100%) of the specified number of patients described in the protocol for such study and the analysis of the data collected during the study.

     1.19 "Product" means any Compound or any pharmaceutical product containing a Compound as the sole therapeutically active ingredient, or containing, in addition to a Compound, one or more other therapeutically active ingredients.

     1.20 "Registration" in relation to any Product means such approvals by government authorities in a country of or community or association of countries included in the Territory (including, where applicable, price approvals) as may be legally required before such Product may be commercialized in such country.

     1.21 "Territory" means the entire world.

     1.22 "Third Party" means any party other than P&U or LUNG RX, or LUNG RX's Affiliates or sublicensees.

     1.23 "Valid Claim" means a claim of an issued and unexpired patent included within the Patent Rights which has not been held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed with in the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

                    ARTICLE 2. REPRESENTATIONS AND WARRANTIES

     Each party warrants and represents to the other that it has the full right to enter into this Agreement, and that, to the best of its knowledge, there are no agreements, commitments or obstacles, technical or legal, including patent rights of others which could prevent it from carrying out all of its obligations hereunder, including, in the case of P&U, its grant to LUNG RX of the license described in Section 3.1. P&U warrants to LUNG RX that, to the best of its knowledge, the use of the Know-How and Patent Rights by or for LUNG RX, its Affiliates and sublicensees under the terms and conditions contemplated by this Agreement will not infringe upon any Third Party's know-how, patent or other intellectual property rights in the Territory or constitute misuse of confidential information by LUNG RX, it Affiliates or sublicensees, or Third Parties acting on their behalf. P&U further warrants that Appendix A is a complete list as of the Effective Date of all patents and patent applications included in the Patent Rights.

                                ARTICLE 3. GRANT

     3.1 Grant. P&U hereby grants LUNG RX an exclusive license, with a right to sublicense, under the Patent Rights and Know-How to make, have made, use and sell Products in the Territory.

     3.2 Covenant Not to Sue. P&U agrees that during the term of this Agreement, it will not assert nor cause to be asserted against LUNG RX or its sublicensees any patent not included in the Patent Rights that is or might be infringed by reason of LUNG RX or its sublicensees' exercise of rights under the license granted to LUNG RX hereunder.

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


                        ARTICLE 4. SALE OF INTERMEDIATES

     In conducting research on the Compound LUNG RX shall obtain certain intermediates of the Compound and other materials related to the Compound (collectively, the "Intermediates") from Glaxo Wellcome under terms and conditions worked out between them.

                   ARTICLE 5. LICENSE FEE: MILESTONE PAYMENTS

         5.1 License Fee. In partial consideration of the rights granted to LUNG RX by P&U under Article 3 hereof, LUNG RX will pay P&U a nonrefundable license fee of [ ] within thirty (30) days after execution of this Agreement by both parties.

     5.2 Milestone Payments.

         (a) LUNG RX will pay P&U a milestone payment ("Milestone Payment") during development of the first Orphan Indication in the amount specified below no later than thirty (30) days after the occurrence of the corresponding event designated below unless LUNG RX shall have given P&U notice of the termination of this Agreement on or before expiration of such thirty (30) days:


Milestone Event                                             Milestone Payment
First Orphan Indication                                    Millions of Dollars
-----------------------                                   ---------------------
The date the first NDA is filed in a Milestone
Country by LUNG RX or its sublicensees for the
first Product.                                                    [ ]

Approval of the first NDA in a Milestone Country.                 [ ]

One year from marketing commencement in a Milestone
Country.                                                          [ ]

Total Milestone Payments                                     _______________
                                                                 $0.325

         (b) LUNG RX will pay P&U a milestone payment ("Milestone Payment") during development of the first Non-Orphan Indication in the amount specified below no later than thirty (30) days after the occurrence of the corresponding event designated below unless LUNG RX shall have given P&U notice of the termination of this Agreement on or before expiration of such thirty (30) days:

Milestone Event                                           Milestone Payment
First Non-Orphan Indication                              Millions of Dollars
---------------------------                             ---------------------
The date the first IND is filed in a Milestone
Country.                                                       [ ]

The conclusion of a pivotal Phase III clinical trial
in a Milestone Country.                                        [ ]

The date the first NDA is filed in a Milestone
Country by LUNG RX or its sublicensees for the
first Product.                                                 [ ]

Approval of the first NDA in a Milestone Country.              [ ]

Total Milestone Payments                                 _______________
                                                              $3.55

         (c) All Milestone Payments payable pursuant to clauses (a) and (b) of
Section 5.2 shall be nonrefundable and only the Milestone Payment for a Non-Orphan Indication due upon the first NDA approval in a Milestone Country (i.e., the [ ] Milestone Payment) shall be fully creditable against earned royalties payable hereunder pursuant to Article 6.

                              ARTICLE 6. ROYALTIES

     6.1 In consideration of the license granted to LUNG RX hereunder, LUNG RX shall pay or cause to be paid to P&U royalty equal to (a)

         (i) [ ] for Net Sales of the Product in the Territory, less than [ ], and

         (ii) [ ] of the Net Sales of a Product in a country of the Territory, so long as the manufacture, sale or use of such Product in such country would, but for the license granted herein, infringe a Valid Claim; or (b) [ ] of the Net Sales of Product in a country of the Territory for sales or uses of such Product other than those described in clause (a)(i) or (a)(ii) of this Section
6.1 for a period of ten (10) years commencing on the date of first commercial sale of the first Product sold in a Milestone Country. Notwithstanding the foregoing, with respect to Europe only, LUNG RX's obligation to pay royalties payable on Net Sales of a given Product by virtue of clause (b) of Section 6.1 shall cease as of the date on which the Know-How embodied in such Product becomes published or generally known to the public through no fault on the part of LUNG RX or its Affiliates or sublicensees.

     6.2 Accrual of Royalties. No royalty shall be payable on a Product made, sold, or used for tests or development purposes or distributed as samples. No royalties shall be payable on sales among LUNG RX and its sublicensees, but royalties shall be payable on subsequent sales by LUNG RX or its sublicensees to a Third Party. No multiple royalty shall be payable because the manufacture, use or sale of a Product is covered by more than one Valid Claim or is subject to both Know-How and a Valid Claim.


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     6.3 Third-Party Royalties. If LUNG RX or its sublicensees determine, at
LUNG RX's or its sublicensees' discretion, that it is necessary to pay royalties or other fees to any Third Party in order to market or develop a Product in a given country of the Territory, LUNG RX may deduct such royalties from royalties thereafter due P&U with respect to Net Sales of such Product in such country, but in no event shall the royalties due P&U on such Net Sales of such Product in such country on account of any reduction pursuant to this Section 6.3 be thereby reduced to less than [ ] of Net Sales of Product for which royalties are payable pursuant to clause (a) of Section 6.1 hereof or [ ] of Net Sales of Product for which royalties are payable pursuant to clause (b) of Section 6.1 hereof.

     6.4 Compulsory Licenses. Should a compulsory license be granted to a Third Party under the applicable laws of any country in the Territory under the Patent Rights licensed hereunder to LUNG RX, the royalty rate payable hereunder for sales of Products in such country shall be adjusted to match any lower royalty rate granted to such Third Party for such country.

     6.5 Commercial Hardship. If in any country of the Territory LUNG RX can demonstrate that for any reason beyond its or its sublicensees' control the royalty payable hereunder by LUNG RX causes or may cause LUNG RX a significant reduction in its or their sales of Product in that country, or otherwise causes or may cause hardship in the promotion or sale of Product in a country, the parties shall meet and in good faith endeavor to agree on a reduction in the royalty rate payable in that country. The negotiated royalty rate will be one which places LUNG RX or its sublicensees in a position to market competitively the Product in such country.

     6.6 Reduction in Royalty Due to Invalid Claim. In the event that all applicable claims of a patent included within the Patent Rights under which LUNG RX is selling or actively

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developing a Product shall be held invalid or not infringed by a court of competent jurisdiction in a given country of the Territory, whether or not there is a conflicting decision by another court of competent jurisdiction in such country, LUNG RX may cease payment of royalties which would have otherwise been due hereunder on Net Sales of Product covered by such claims in such country until such judgment shall be finally reversed by an unappealed or unappealable decree of a court of competent jurisdiction of higher dignity in such country; provided, however, that if such judgment is finally reversed by an unappealed or unappealable decree of a court of competent jurisdiction, the former royalty payments shall be resumed and the royalty payments not therefore made shall become due and payable.

     6.7 Most Favored Licensee. Should LUNG RX's exclusive license hereunder become nonexclusive in any country of the Territory due to LUNG RX's failure to perform the obligations set forth in Article 9 or for any reason whatsoever and should P&U thereafter grant to a Third Party a license for the Products in such country containing more favorable terms than those granted to LUNG RX, then in such event, P&U promptly shall notify LUNG RX and LUNG RX shall have the benefit of such more favorable terms.

                    ARTICLE 7. ROYALTY REPORTS AND ACCOUNTING

     7.1 Royalty Reports; Records. During the term of this Agreement, LUNG RX shall furnish or cause to be furnished to P&U on a semiannual basis a written report or reports covering LUNG RX's fiscal half year (currently ending on or about the last day of February and August; each such fiscal half year being sometimes referred to herein as a royalty period) showing (a) the Net Sales of all Products in the Territory during the reporting period; (b) the royalties, payable in Dollars, which shall have accrued hereunder in respect of such sales with a summary computation of such royalties; (c) withholding taxes, if any, required by law to be deducted in respect of such sales; and (d) the exchange rates used in determining the amount of Dollars. With respect to sales of Products invoiced in Dollars, the Net Sales and royalty payable shall be expressed in Dollars. With respect to sales of Products invoiced in a currency other than Dollars, the Net Sales and royalty payable shall be expressed in the domestic currency of the party making the sale together with the Dollar equivalent of the royalty payable, calculated using the simple average of the exchange rates published in the Midwest Edition of The Wall Street Journal. If any sublicensee makes any sales invoiced in a currency other than its domestic currency, the Net Sales shall be converted to its domestic currency in accordance with the sublicense's normal accounting principles. LUNG RX's shall have the option of making any royalty payment directly to P&U. LUNG RX sublicensees or its sublicensee making any royalty payment shall furnish to the other party appropriate evidence of payment of any tax or other amount deducted from any royalty payment. Reports shall be due on the ninetieth (90th) day following the close of each respective fiscal half year. In case no royalty is due for any royalty period hereunder, LUNG RX shall so report. LUNG RX shall keep accurate records in sufficient detail to enable the royalties payable hereunder to be determined.

     7.2 Right to Audit. Upon written request of P&U, at P&U's expense and not more than once in each fiscal year nor more than once in respect of any LUNG RX fiscal year, LUNG RX shall permit an independent public accountant, selected by P&U but not regularly employed by P&U and acceptable to LUNG RX, which acceptance shall not be unreasonably refused, to have access during normal business hours to those records of LUNG RX as may be reasonably necessary to verify the accuracy of the royalty reports hereunder in respect of any fiscal year ending not more than twenty-four (24) months prior to the date of such request. LUNG RX shall include in each sublicense granted by it pursuant to this Agreement a provision requiring the sublicensee to keep and maintain records of sales made pursuant to such sublicense and to grant access to such records by P&U's independent accountant. Upon the expiration of twenty-four (24) months following the end of any fiscal year, the calculation of royalties payable with respect to such year shall be binding and conclusive upon P&U, unless (a) an audit requested by P&U prior to expiration of such twenty-four (24) month period has not yet been completed, or (b) P&U has notified LUNG RX that such audit has revealed a discrepancy regarding such calculation prior to the expiration of such twenty-four (24) month period; and LUNG RX and its sublicensees shall be released from any liability or accountability with respect to royalties for such fiscal year. The report prepared by such independent accountants, a copy of which promptly shall be provided to LUNG RX, shall disclose only the amount of any underpayment or overpayment of royalties, if any, without disclosure of or reference to supporting documentation. If such independent public accountant's report shows any underpayment of royalties, LUNG RX shall remit or shall cause its sublicensees to remit to LUNG RX the amount of such underpayment within thirty (30) days after P&U's receipt of such report. Any overpayment of royalties shall be creditable against future royalties payable in subsequent royalty periods. In the event this Agreement is terminated or expires before such overpayment is fully credited, P&U shall pay LUNG RX the portion of such overpayment not credited within thirty (30) days after termination or expiration hereof.

     7.3 Confidentiality of Records. P&U agrees that all information subject to review under this Article 6 or under any sublicense agreement is confidential and that P&U and its accountant shall retain all such information in confidence.


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


                      ARTICLE 8. ROYALTY AND OTHER PAYMENTS

     Royalties shown to have accrued by each royalty report provided for under
Article 7 of this Agreement shall be due and payable on the date such royalty report is due. Payment of royalties in whole or in part may be made in advance of such due date.

                  ARTICLE 9. DEVELOPMENT AND MARKETING PROGRAM

     9.1 Diligence Obligations. Subject to the provisions of Section 9.2 below and in complete fulfillment of its development and marketing obligations hereunder and any such obligations implied by law, LUNG RX will undertake the activities set forth in this Article 9.

     9.2 Development Program. LUNG RX shall, at its expense, use its best efforts (a) to conduct a research and development program in the United States relating to the use of a Product for treatment of at least one indication (the "Development Program"); and (b) if, in LUNG RX's opinion, the results of the Development Program so justify, to seek Registration for such Product in the United States. For purposes of this Agreement, "best efforts" shall mean that LUNG RX shall use reasonable efforts consistent with those used by it in its research and development projects with its own products deemed to have comparable commercial potential. The Development Program shall include such product development work as LUNG RX may, in its sole discretion, consider necessary for such Registration.

     9.3 Business Judgment. LUNG RX's obligation to conduct a Development Program specified in Section 9.2 above and its obligation to market a Product in a country of the Territory upon obtaining Registration are expressly conditioned on the continuing absence of any event or condition (such as, but not limited to, a regulatory action affecting the Product or the existence of an issue relating to the safety or efficacy of the Product, the introduction of a therapy which has superior safety and/or efficacy, or the existence of any circumstances, economic or otherwise, which make the development or marketing of the Product, in LUNG RX's judgment, commercially unrewarding) that would suggest to LUNG RX, in exercising prudent and reasonable business judgment, that development or marketing of the Product should be suspended or stopped altogether, and LUNG RX's obligation to develop or market the Product shall be suspended so long as any such condition or event exists.

     9.4 Fulfillment; Conversion. Subject to the provisions of Section 9.3 above, LUNG RX's best efforts obligation set forth in this Article 8 and implied by law shall be deemed to have been fulfilled if LUNG RX (a) files an NDA for
registration of a Product in the United States within [      ]  after the
Effective Date, and (b) commences marketing such Product in the United States within [ ] following approval of an NDA by the FDA. The time periods specified in clause (a) and (b) shall each be subject to up to four (4) six (6) month extensions at LUNG RX's election, by payment to P&U of [ ] for each such extension, in such payments to be made within the first thirty (30) days of each such extension and to be creditable against the payment of royalties by LUNG RX pursuant to Section 6.1 hereof. In the event LUNG RX fails to meet either deadline specified in clause (a) or (b) above, P&U may, upon at least sixty (60) days' prior written notice, convert the exclusive license granted to LUNG RX hereunder to a nonexclusive license, unless within such sixty (60) day period, LUNG RX meets such deadline. The foregoing conversion remedy shall be P&U's sole and exclusive remedy for LUNG RX's failure to meet such deadline.

     9.5 Non-United States Development. No later than receipt of approval in the United States of an NDA for a Product or prior thereto in its discretion, LUNG RX shall use reasonable


                                       15
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efforts (a) to obtain Registration, itself or through a sublicensee, for such
Product in such other countries of the Territory as LUNG RX deems appropriate, and (b) upon obtaining Registration for the Product in a particular country, to proceed in due course with the commercial introduction and marketing of such Product in such country.

     9.6 Progress Reports. So long as LUNG RX is conducting one or more Development Programs hereunder, LUNG RX will provide annual reports to P&U summarizing in reasonable detail LUNG RX's activities related to the development of a Product and securing of the requisite marketing approvals during the annual period covered by such report.

     9.7 Severability of Obligations. The parties agree that LUNG RX's obligations pursuant to this Article 9 shall be severable with regard to obligations within the United States and to obligations in other countries in the Territory. Any remedies available to P&U for LUNG RX's lack of diligence with regard to its obligations within the United States shall be limited to affecting LUNG RX's rights within the United States; any remedies available to P&U for LUNG RX's lack of diligence with regard to obligations in countries other than the United States shall be limited to affecting LUNG RX's rights outside of the United States.

                           ARTICLE 10. PATENT RIGHTS

     10.1 Patent Prosecution and Maintenance. P&U shall use its best efforts to prosecute any patent applications within the Patent Rights, to obtain patents thereon and to maintain such patents; provided, however, that P&U shall have the right to discontinue the prosecution of such patent application or to abandon any such patent. If P&U decides to abandon or allow to lapse any patent application or patent within the Patent Rights in any country of the Territory, P&U shall inform LUNG RX at least thirty (30) days prior to such abandonment or lapse and LUNG

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RX shall be given the opportunity to prosecute such patent application and/or maintain such patent at its expense, and shall be entitled to deduct from royalties or any other payments due P&U hereunder, LUNG RX's or its sublicensees' out-of-pocket expenses in prosecuting or maintaining patent protection in such country.

     10.2 Status of Patent Rights. Within thirty (30) days after the Effective Date and each anniversary thereof, P&U shall advise LUNG RX as to the current status of any patent applications and patents included within the Patent Rights and, to the extent it has not previously done so, shall provide LUNG RX with relevant documentation relating to such patent applications and patents including, but not limited to, copies thereof.

                            ARTICLE 11. INFRINGEMENT

     11.1 Applicability. Except as otherwise provided in Article 17, the provisions of this Article 11 shall govern the parties' rights and obligations, as between themselves, with respect to actions against Third Parties for infringement of patents licensed under this Agreement.

     11.2 Third Party Infringement. In the event that any person other than LUNG RX or any of its sublicensees, shall sell a Product and thereby infringe or induce infringement of a Valid Claim with respect to a Product licensed to LUNG RX hereunder and P&U shall fail, within sixty (60) days after P&U otherwise learns of such infringement or after receipt of notice from LUNG RX advising P&U of the infringement of such patent, either (a) to terminate such infringement, or (b) to institute an action to prevent continuation thereof, and thereafter, to prosecute such action diligently, then LUNG RX or an Affiliate or sublicensee of LUNG RX shall have the right to do so at its own expense. P&U will cooperate with LUNG RX or its Affiliates or sublicensees in their respective efforts, including being joined as a party to such action, if necessary. Any damages or costs recovered by P&U in connection with any action filed by it hereunder, after first reimbursing P&U for its out-of-pocket costs and expenses of litigation, shall be equally divided by P&U and LUNG RX. Any damages or costs recovered in connection with any action filed by LUNG RX, its Affiliate or sublicensees hereunder shall be retained by LUNG RX or its Affiliates or sublicensees.

     11.3 Reduction in Payments Due to Infringement. Notwithstanding the provisions of Article 5, in the event of any such infringement by a Third Party and notice by LUNG RX pursuant to Section 11.2, if P&U shall fail within sixty
(60) days either to terminate such infringement or to institute an action to prevent continuation thereof and thereafter to prosecute such action diligently, LUNG RX's royalty obligations hereunder with respect to such country or countries shall be reduced by [ ] until the termination of such infringement in such country or countries. If neither LUNG RX nor any LUNG RX sublicensee is selling any Product in such country or countries, LUNG RX may deduct [ ] of the expenses incurred in instituting and prosecuting such action from other payments due to P&U hereunder. Upon termination of such infringement, LUNG RX's obligations to pay royalties shall resume, but no back royalties shall be payable.

                           ARTICLE 12. CONFIDENTIALITY

     12.1 Treatment of Confidential Information. Except as otherwise provided in this Article 12, during the term of this Agreement and for a period of five (5) years thereafter,

         (a) P&U will retain in confidence and use only for purposes of this Agreement any information, data, and materials supplied by P&U or on behalf of P&U to LUNG RX under this Agreement; and

         (b) LUNG RX will retain in confidence and use only for purposes of this Agreement any information, data, and materials supplied by LUNG RX or on behalf of LUNG RX to P&U under this Agreement.

     For purposes of this Article 12, all such information and data which a party is obligated to retain in confidence shall be called "Information". All information disclosed in written form will be marked "Confidential" or with a similar designation.

     12.2 Right to Disclose. To the extent it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement or any rights which survive termination or expiration hereof, LUNG RX may disclose Information to its Affiliates, sublicensees, consultants, outside contractors, clinical investigators or other Third Parties on condition that such entities or persons agree (a) to keep the information confidential for the same time periods and to the same extent as LUNG RX is required to keep the Information confidential, and (b) to use the Information only for such purposes as LUNG RX is entitled to use the Information. Each party or its Affiliates or sublicensees may disclose such Information to government or other regulatory authorities to the extent that such disclosure (i) is reasonably necessary to obtain patents or authorizations to conduct clinical trials with and to market commercially the Products provided such party is otherwise entitled to engage in such activities under this Agreement; or (ii) is otherwise legally required.

     12.3 Release From Restrictions. The foregoing obligations in respect of disclosure and use of Information shall not apply to any part of such Information that (a) is or becomes patented, published or otherwise part of the public domain other than by acts of the party obligated not to disclose such Information (for purposes of this Article 12, the "receiving party") or its Affiliates or sublicensees in contravention of this Agreement; or (b) is disclosed to the receiving party or its

Affiliates or sublicensees by a Third Party, provided such Information was not obtained by such Third Party directly or indirectly from the other party under this Agreement; or (c) prior to disclosure under this Agreement, was already in the possession of the receiving party or its Affiliates or sublicensees, provided such Information was not obtained, directly or indirectly, from the other party under this Agreement; or (d) results from research and development by the receiving party or its Affiliates or sublicensees independent of disclosures from the other party under this Agreement.

     12.4 Confidentiality of Agreement. Except as otherwise required by law or the terms of this Agreement or mutually agreed upon by the parties hereto, each party shall treat as confidential the terms, conditions and existence of this Agreement, except that LUNG RX may disclose such terms and conditions and the existence of this Agreement to its Affiliates and sublicensees.

                          ARTICLE 13. TERM; TERMINATION

     13.1 Term; Termination. Unless terminated sooner pursuant to Sections 13.2 or 13.3 below, this Agreement shall become effective as of the Effective Date and shall continue in full force and effect until the expiration of LUNG RX's obligation to pay royalties hereunder. Upon expiration or termination of this Agreement, the rights and obligations of the parties shall cease, except as follows:

         (a) Upon expiration or termination for any reason, the obligations of confidentiality and use of Information under Article 12 shall survive for the period provided therein;

         (b) Upon expiration or termination for any reason, the right of LUNG RX to continue to use the Know-How (subject to the fulfillment, in the case of termination, of all of its royalty and other related obligations hereunder) to which it is licensed under this Agreement shall survive.

         (c) Upon termination by LUNG RX pursuant to Section 13.3, all license rights of LUNG RX pursuant to Section 13.3, all license rights of LUNG RX shall survive, subject to the fulfillment of all of its royalty obligations hereunder, if any; and

         (d) Expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such termination.

     13.2 LUNG RX's Right to Terminate. LUNG RX may terminate this Agreement at any time upon at least sixty (60) days' prior written notice to P&U. Such termination may be made with respect to one or more countries of the Territory without affecting the rest of this Agreement or the licenses granted hereunder in any other country of the Territory.

     13.3 Bankruptcy; Uncured Breach. Either party may terminate this Agreement upon the occurrence of any of the following:

         (a) Upon or after the bankruptcy, insolvency, dissolution or wind up of the other party (other than dissolution or winding up for the purposes of reconstruction or amalgamation); or

         (b) Upon or after the breach of any material provision of this Agreement by the other party if the breach is not cured within ninety (90) days after written notice thereof to the party in default.

                        ARTICLE 14. TRANSFER OF KNOW-HOW

     Within sixty (60) days following the Effective Date and as far as it has not already done so, P&U will supply LUNG RX with all available Know-How it possesses. In addition, P&U agrees to provide such technical assistance as LUNG RX may reasonably request to enable it to utilize the Know-How; provided, however, that it is understood that LUNG RX will obtain the majority of the Know-How from Glaxo Wellcome which Glaxo Wellcome obtained or generated under the 1993 Development Agreement. P&U will also grant LUNG RX a right of reference under its Drug Master File No. 6804 at the U.S. FDA for Compound.

                             ARTICLE 15. ASSIGNMENT

     This Agreement may not be assigned or otherwise transferred by LUNG RX without the written consent of P&U; provided, however, that LUNG RX may, without such consent, assign this Agreement in connection with the transfer or sale of all or substantially all of its business to which this Agreement pertains or in the event of its merger or consolidation with another company. Any purported assignment in violation of the preceding sentence shall be void. Any permitted assignee shall assume all obligations of its assignor under this Agreement. No assignment shall relieve either party of responsibility for the performance of any accrued obligation which such party then has hereunder.

              ARTICLE 16. NOTIFICATION AND AUTHORIZATION UNDER DRUG

                   COMPETTION AND PATENT TERM RESTORATION ACT

     16.1 Notices Relating to the Act. P&U shall notify LUNG RX of (a) the issuance of each U.S. patent included within the Patent Rights, giving the date of issue and patent number for each such patent, and (b) each notice pertaining to any patent included within the Patent Rights which P&U receives as patent owner pursuant to the Drug Price Competition and Patent Term Restoration Act of 1984 (hereinafter called the "Act"), including, but not necessarily limited to, notices pursuant to ss.ss. 101 and 103 of the Act from persons who have filed an abbreviated NDA ("ANDA") or a "paper" NDA. Such notices shall be given promptly, but in any event within ten (10) days of each such patent's date of issue or receipt of each such notice pursuant to the Act, whichever is applicable.

     16.2 Authorizations Relating to Patent Term Extension. P&U hereby authorized LUNG RX (a) to include in any NDA for a Product, as LUNG RX may deem appropriate under the Act, a list of patents included within the Patent Rights that relate to such Product and such other information as LUNG RX in its reasonable discretion believe is appropriate to be filed pursuant to the Act;
(b) notwithstanding the provisions of Article 10, to commence suit for any infringement of the Patent Rights under ss. 271(e)(2) of Title 35 of the United States Code occasioned by the submission by a Third Party of an Abbreviated New Drug Application ("ANDA") or a paper NDA for a Product pursuant to ss.ss. 101 or 103 of the Act; and (c) in consultation with P&U, to exercise any rights that may be exercisable by P&U as patent owner under the Act to apply for an extension of the term of any patent included within the Patent Rights, as LUNG RX in its discretion deems appropriate. In the event that applicable law in any other country of or community or associations of countries in the Territory hereafter provides for the extension of the term of any patent included in the Patent Rights in such country; upon request by LUNG RX, P&U shall obtain such extension or, in lieu thereof, authorize LUNG RX, or if requested by LUNG RX, its sublicensees to apply for such extension, in consultation with P&U. P&U agrees to cooperate with LUNG RX or its sublicensees, as applicable, in the exercise of the authorization granted herein or which may be granted pursuant to this
Section 16.2 and will execute such documents and take such additional action as LUNG RX may reasonably request in connection therewith, including, if necessary, permitting itself to be joined as a proper party in any suit for infringement brought by LUNG RX under clause (b) above. Counsel shall be selected by LUNG RX. In the event, LUNG RX decides not to commence suit for infringement under clause
(b) above, LUNG RX will notify P&U of its decision within thirty (30) days so that P&U may institute such litigation itself, if it wishes, at its own cost and expense.

                       ARTICLE 17. REGISTRATION OF LICENSE

     LUNG RX may, at its expense, register the license granted under this Agreement in any country of, or community or association of countries in, the Territory where the use, sale or manufacture of a Product in such country would be covered by a Valid Claim. Upon request by LUNG RX, P&U agrees promptly to execute any "short form" licenses in a form submitted to it by LUNG RX from time to time in order to effect the foregoing registration in such country.

                            ARTICLE 18. FORCE MAJEURE

     Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from fire, floods, embargoes, government regulations, prohibitions or interventions, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts, acts of God or any other cause beyond the reasonable control of the affected party.

                            ARTICLE 19. SEVERABILITY

     Both parties hereby expressly agree and contract that it is the intention of neither party to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries, that if any word, sentence, paragraph, clause or combination thereof in this Agreement is found by a court or executive body with judicial powers having jurisdiction over this Agreement or any of the parties hereto in a final unappealed order, to be in violation of any such provisions in any country or community or association of countries, such words, sentences, paragraphs, clauses or combination shall be inoperative in such country or community or association of countries and the remainder of this Agreement shall remain binding upon the parties hereto.

                               ARTICLE 20. NOTICES

     Any notice required or permitted to be given hereunder shall be in writing and shall be deemed to have been properly given if delivered in person, or if mailed by registered or certified mail (return receipt requested), postage prepaid, or by telex or facsimile (and promptly confirmed by such registered or certified mail), to the addresses given below or such other addresses as may be designated in writing by the parties from time to time during the term of this Agreement. Any notice sent by registered or certified mail as aforesaid shall be deemed to have been given when mailed.

     In the case of P&U:
                       Pharmacia & P&U Company
                       7000 Portage Road
                       Kalamazoo, Michigan  49001
                       Attention:  Business Development
                       Facsimile No.:  (616) 833-4775

     In the case of LUNG RX:
                       Lung RX
                       100 Europa Drive
                       Suite 599
                       Chapel Hill, North Carolina  27514
                       Attention:  Mr. James W. Crow, C.E.O.
                       Facsimile No.:  (919) 942-3421

                            ARTICLE 21. GOVERNING LAW

     This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan, exclusive of its choice-of-law rules.

                   ARTICLE 22. ENTIRE AGREEMENT; MODIFICATION

     This Agreement contains the entire understanding of the parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, heretofore made are expressly merged in and made a part of this Agreement. The parties hereto may alter any of the provisions of this Agreement, but only by a written instrument duly executed by both parties hereto.

                               ARTICLE 23. WAIVER

     The failure of a party to enforce at any time for any period any of the provisions hereof shall not be construed as a waiver of such provisions or of the rights of such party thereafter to enforce each such provisions.

                            ARTICLE 24. COUNTERPARTS

     This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same document.

                              ARTICLE 25. CAPTIONS

     The captions to the several Articles and Sections hereof are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof.

     IN WITNESS HEREOF, the parties have executed this Agreement as of the Effective Date.


PHARMACIA & UPJON COMPANY                  LUNG RX, INC.

/s/ Douglas R. Morton                      /s/ James W. Crow
------------------------------             ------------------------------
Douglas R. Morton                          James W. Crow



11/25/96                                   3 December `96
------------------------------             ------------------------------
Vice President, Research                   President and C.E.O.